UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2021

Blackstone Private Credit Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 31st Floor New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2021, BCRED Maroon Peak Funding LLC (“SPV”), a wholly-owned subsidiary of Blackstone Private Credit Fund (the “Fund”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Morgan Stanley Bank, N.A. (“MS”). Morgan Stanley Senior Funding, Inc. serves as administrative agent (the “Administrative Agent”), U.S. Bank National Association, serves as collateral agent and the Fund serves as collateral manager under the Revolving Credit Facility.

Advances may be used to finance the purchase or origination of broadly syndicated loans under the Revolving Credit Facility and will initially bear interest at a per annum rate equal to the three-month London Interbank Offered Rate then in effect plus the applicable spread of 1.30% per annum. After the expiration of a one year base period, the applicable spread on outstanding advances will be increased to 2.00% per annum.

The initial principal amount of the Revolving Credit Facility is $500 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $800 million. Proceeds from borrowings under the Revolving Credit Facility may be used to fund portfolio investments by SPV and to make advances under revolving loans or delayed draw term loans where SPV is a lender. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is two years after the closing date of the Revolving Credit Facility, unless the parties have entered into an extension agreement.

SPV’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of SPV’s portfolio investments and cash. The obligations of SPV under the Revolving Credit Facility are non-recourse to the Fund, and the Fund’s exposure under the Revolving Credit Facility is limited to the value of the Fund’s investment in SPV.

In connection with the Revolving Credit Facility, SPV has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of SPV occurs. During the continuation of an event of default, the Administrative Agent may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable.

The foregoing description is only a summary of the material provisions of the Revolving Credit Facility and is qualified in its entirety by reference to a copy of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

January 2021 Distributions

On January 29, 2021, the Fund declared distributions for each class of its common shares of beneficial interest (the “Shares”) in the amount per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I Common Shares	$0.1151	$0.0000	$0.1151
Class S Common Shares	$0.1151	$0.0143	$0.1008

The net distributions for each class of Shares (which represents the gross distributions less shareholder servicing and/or distribution fees for the applicable class of Shares) are payable to shareholders of record as of the open of business on January 31, 2021 and will be paid on or about February 24, 2021. These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Credit and Security Agreement, dated as of January 28, 2021, by and between BCRED Maroon Peak Funding LLC , a subsidiary of Blackstone Private Credit Fund, with Morgan Stanley Senior Funding, Inc., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: February 2, 2021	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Chief Compliance Officer, Chief Legal Officer and Secretary

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